NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES 2011 FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 7, 2011) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2011 first quarter operating loss of ($2,341,000) on total revenue of $4,996,000 as compared to a 2010 first quarter operating loss of ($2,004,000) on total revenue of $4,806,000.  Griffin reported a 2011 first quarter net loss of ($2,129,000) and a basic and diluted net loss per share of ($0.42) as compared to a 2010 first quarter net loss of ($1,844,000) and a basic and diluted net loss per share of ($0.36).

Griffin incurred a higher operating loss in the 2011 first quarter than the 2010 first quarter due to a higher operating loss at Imperial Nurseries, Inc. (“Imperial”), Griffin’s landscape nursery business, and higher general corporate expense, partially offset by higher operating results at Griffin Land, Griffin’s real estate division.  Imperial’s higher operating loss in the 2011 first quarter, as compared to the 2010 first quarter, principally reflects a charge of approximately $0.6 million in the current quarter to reserve for estimated inventory losses because some of Imperial’s hoop houses, in which the plants are stored, collapsed as a result of snow load this winter.  There were no charges recorded for the damaged hoop houses because they were fully depreciated prior to fiscal 2011.  Initial insurance proceeds of $0.2 million, related to the hoop house damage, have been received and are reflected as a gain on insurance recovery in the 2011 first quarter. Imperial continues to work with its insurance carrier to obtain additional recoveries from the losses incurred and while Imperial believes that additional recoveries are likely to be received, they are not assured at this time.  Imperial’s 2011 first quarter results also include a charge of approximately $0.2 million for retrospective workers’ compensation claims.  Imperial historically incurs an operating loss in the first quarter because of the seasonality of its business.  Imperial has minimal sales in the winter months (December through February) that comprise Griffin’s first quarter.

Operating results at Griffin Land were higher in the 2011 first quarter as compared to the 2010 first quarter principally due to the inclusion in the 2010 first quarter of $300,000 of expenses, charged directly against earnings, incurred for the 2010 first quarter acquisition of a 120,000 square foot industrial building in Breinigsville, Pennsylvania.  Market activity, particularly for industrial/warehouse space, was weak throughout 2010 and has remained so through the 2011 first quarter.  However, thus far this year, Griffin Land has renewed two leases for a total of approximately 53,000 square feet of warehouse space that were scheduled to expire this year and has received verbal assurance that a tenant that occupies 105,000 square feet of warehouse space under a lease that is scheduled to expire at the end of this year will renew its lease for at least two years.

Griffin’s general corporate expense was higher in the 2011 first quarter as compared to the 2010 first quarter principally due to higher expenses related to Griffin’s non-qualified deferred compensation plan.

Griffin’s net loss in the 2011 first quarter was higher than the net loss in the 2010 first quarter due to Griffin’s higher operating loss discussed above and lower investment income in the 2011 first quarter as compared to the prior year’s first quarter.  The lower investment income is principally due to the timing of dividend income from Griffin’s investment in Centaur Media plc.

Griffin operates its real estate and landscape nursery businesses, and also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to the renewal of leases scheduled to expire this year, expected additional insurance recoveries by Imperial and other statements that are not historical facts.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	First Quarter Ended,
	Feb. 26, 2011		Feb. 27, 2010
Revenue:
Rental revenue and property sales	$4,813		$4,527
Landscape nursery net sales and other revenue	183		279
Total revenue	4,996		4,806

Operating profit (loss):
Real estate business	276	(1)	(40)	(1)(2)
Landscape nursery business	(1,202)	(3)(4)	(783)
General corporate expense	(1,415)		(1,181)
Total operating loss	(2,341)		(2,004)

Interest expense	(1,076)		(1,041)
Investment income	11		104
Loss before income tax benefit	(3,406)		(2,941)

Income tax benefit	1,277		1,097

Net loss	$(2,129)		$(1,844)

Basic net loss per common share	$(0.42)		$(0.36)

Diluted net loss per common share	$(0.42)		$(0.36)

Weighted average common shares outstanding
for computation of basic and diluted per share results	5,124		5,098

(1) Operating results from leasing operations include charges for depreciation and amortization expense, principally related to real estate properties, of $1.5 million in both the 2011 and 2010 first quarters.

(2) Includes $0.3 million of expenses associated with the acquisition of an approximately 120,000 square foot industrial building that was purchased in the 2010 first quarter.

(3) Includes a charge of approximately $0.6 million to reserve for the estimated book value of plants that became unsalable because some of Imperial's hoop houses, in which the plants are stored, collapsed as a result of snow load from storms this winter. There were no charges recorded for the damaged hoop houses because they were fully depreciated prior to fiscal 2011. The 2011 first quarter results for Imperial also include $0.2 million as a gain from insurance recovery, reflecting the initial insurance proceeds received for the damaged hoop houses. Imperial continues to work with its insurance carrier to obtain additional recoveries for the losses incurred, and while Imperial believes that additional recoveries are likely to be received, they are not assured at this time. Additional gain from insurance recoveries would be recorded when it becomes probable that such additional insurance proceeds will be received.

(4) Includes a charge of $0.2 million for retrospective billings under workers' compensation insurance policies.